P97000059142

VENTURE LAW CORPORATION
688 West Hastings Street, Suite 618
Vancouver, British Columbia V6B 1P1
Telephone: (604) 659-9188
Facsimile: (604) 659-9178

March 17, 1999

FLORIDA DEPARTMENT OF STATE
Division of Corporations
409 E. Gains Street
Tallahassee, FL 32299

200002810622--5
-03/18/99--01064--010
*****96.25 *****52.50

Dear Sir/Madam:

Re: Phage Therapeutics International Inc. (the "Company")

Please accept for filing the enclosed amendment of articles of incorporation of the Company. The directors and shareholders of the Company have adopted a resolution to consolidate the Company's issued and outstanding common stock (reverse stock split) on the basis of 4 for 1, and that the authorized capital will remain 50,000,000 common shares, par value $.001.

We have enclosed a bank draft for $96.25 for filing ($35.00) and a for certified copy ($52.50), and for a certificate of status ($8.75). Please send the certified copy and certificate of status to us by Federal Express. Our account number is 213-802-917.

Thank you for your assistance in this matter.

Yours sincerely,

VENTURE LAW CORPORATION

Alixe Cormick

Per: [signature]
Alixe B. Cormick

Encl.

EFFECTIVE DATE
3-25-99

FILED
99 MAR 18 PM 1:41
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

CERTIFICATE OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF

PHAGE THERAPEUTICS INTERNATIONAL INC.

Pursuant to the provisions of sections 607.10025 and 607.1006, Florida Statutes, this Florida profit corporation adopts the following certificate of amendment to its articles of incorporation to decrease the issued and outstanding capital of the corporation as set forth below:

1. The resolution to increase the capital and change the name of the corporation was adopted by the board of directors on March 12, 1999.

2. The outstanding capital of the corporation is decreased by consolidating each 4 common shares into 1 share thereby decreasing the issued and outstanding capital of 10,113,500 common shares, par value $0.001 to approximately 2,528,375 common shares issued and outstanding.

3. The authorized capital and par value remains 50,000,000 common shares, par value $0.001.

4. The amendments were approved by the shareholders. The number of votes cast for the amendments was sufficient for approval.

Signed this 15th day of March, 1999.

Darren Pylot, President

FILED
99 MAR 18 PM 1:41
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

NOTE: The amendment has an effective date of March 25, 1999.

EFFECTIVE DATE
3-25-99

ALIXE B. CORMICK
Notary Public
in and for the
Province of British Columbia